Exhibit 4.65

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of July 31, 2019, by and between SPI SOLAR, INC., a Delaware corporation ("Purchaser"), and JOHN M. WIRTH, AS RECEIVER OF THE ASSETS OF ENSYNC, INC ("Seller").

RECITALS

A.                 EnSync, Inc. (the "Company") specializing in energy management and storage, including the development and manufacturing of residential and commercial distributed energy resource systems and energy control platforms (the "Business").

B.                 Seller is the receiver of the Company's assets in a case (the "Case") under Chapter 128 of the Wisconsin Statutes pending in the Circuit Court for Waukesha County, Wisconsin (the "Court"). The Case is styled In re EnSync, Inc., Case No. 19CV556.

C.                 Purchaser desires to acquire, by purchase from Seller, the assets described in this Agreement.

AGREEMENTS

In consideration of the Recitals and the mutual agreements which follow, the Parties agree as follows:

1.                   Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, as of Closing (as defined below), all rights, title and interests of Seller and the Company in and to the assets described on Exhibit A (other than the "Excluded Assets," as defined below) (collectively, the "Purchased Assets"). The Purchased Assets shall be delivered pursuant to the Order Approving Auction, Authorizing Sales of Assets and Authorizing Payment of Administrative Expenses dated as of July 17, 2019 (the "Sale Order") entered in the Case stating that the sale to Purchaser is free and clear of all security interests, liens, claims, rights, interests, causes of action and encumbrances, with any and all such security interests, liens, claims, rights, interests, causes of action and encumbrances attaching to the proceeds of the sale.

2.                   Excluded Assets. Notwithstanding any provision to the contrary in this Agreement, the following assets (the "Excluded Assets") shall be excluded from transfer under this Agreement:

(a)             Cash. All cash, cash equivalents, bank accounts, and checks received but not deposited.

(b)             Deposits. All deposits, prepaid expenses and rights to refunds of any kind, including, but not limited to, tax and insurance refunds.

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(c)                Insurance Policies. All insurance policies owned by the Company, the cash surrender value of those policies, and all claims arising under such policies.

(d)                Leases. All leased equipment and real property.

(e)                Avoidance Actions. All claims and causes of action arising under Chapter 128 and Chapter 242 of the Wisconsin Statutes and any and all other avoidance actions.

(f)                Corporate Records. All corporate records, seals, minute books, charter documents, stock transfer records, record books, original Tax and financial records and such other files, books and records relating solely to the Excluded Assets or to the organization, existence or capitalization of the Company to the extent such records are not Purchased Assets.

(g)               Excluded Contracts. All Contracts that are not Assumed Contracts.

(h)               Employment Agreements. All agreements with employees (including any employment, collective bargaining or union agreement), and all policies, trust funds and arrangements with respect to any employee benefit plans.

(i)                 Records. All books, files and records owned by Seller that relate to any of the Excluded Assets or current or former employees and other personnel, including, without limitation, books, files and records that are related to medical history, medical insurance or other medical matters and to workers' compensation and to the evaluation, appraisal or performance of current or former employees and other personnel of Seller.

(j)                 Taxes. All rights to or claims for refunds, overpayment or rebates of Taxes, as defined below, including, without limitation, any claims based upon Company's net operating losses. The term "Taxes" means all taxes, however denominated, including any interest, penalties or additions to tax imposed by any government, whether payable by reason of contract, assumption, transferee liability, operation of law or otherwise, which taxes shall include all income taxes, payroll and employee withholding unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen's compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental and other assessments or obligations of the same or a similar nature.

(k)               Specific Books and Records. All books and records relating to the Excluded Assets.

(l)                Rights Under this Agreement. Seller's rights under this Agreement or any other document or agreement delivered to or received by Seller in connection with this Agreement.

(m)               Lots. Lots One, Two, Four and Six, as defined in the Bid and Auction Terms and Procedures dated as of June 5, 2019 (Revised Pursuant to an Order of the Court dated July 16, 2019).

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3.                   Assumption of Liabilities and Obligations.

(a)             Assumption of Liabilities. Purchaser agrees that, from and after the date of Closing, it shall assume only the following liabilities of Seller (the "Assumed Liabilities"):

(i)                 All liabilities and obligations under the Assumed Contracts, if any.

(ii)                All personal property taxes not yet due or payable in connection with the Purchased Assets.

(b)             Excluded Liabilities. Notwithstanding any other provision of this Agreement, Purchaser shall not directly or indirectly assume any liabilities, obligations, or commitments of Seller or the Company of any kind or nature, whether absolute or contingent, known or unknown, except for the Assumed Liabilities.

4.                   Deposit. Purchaser has deposited the sum of $250,000 (the "Deposit") with Mallery & Zimmerman, S.C., Seller's counsel, to be held in escrow in such firm's trust account. The Deposit shall be applied against the Purchase Price, as defined below, if the transaction described in this Agreement closes, and will be returned to Purchaser if the transaction does not close through no fault of Purchaser. If Purchaser defaults in its obligations under this Agreement, Seller shall be entitled to retain the Deposit as partial damages. Additional provisions regarding the Deposit are included in the Bid and Auction Terms and Procedures dated as of June 5, 2019 (Revised Pursuant to an Order of the Court dated July 16, 2019), which are incorporated in this Agreement by reference. Any dispute regarding the Deposit shall be resolved by the Court.

5.                   Purchase Price and Payment.

(a)             Amount. In consideration of Seller's sale, assignment and transfer of the Purchased Assets and Seller's agreement to perform the terms, covenants and conditions of this Agreement, Purchaser shall pay to Seller an amount equal to $350,000 (the "Purchase Price").

(b)             Payment Terms. Purchaser shall pay to Seller at Closing an amount equal to the Purchase Price, less the Deposit, in cash by either wire transfer or delivery of other immediately available funds.

(c)             Allocation of Purchase Price. The Purchase Price shall be allocated to the Purchased Assets in accordance with the allocation schedule prepared by Purchaser and delivered to Seller no later than three days before Closing. Purchaser shall prepare such schedule in a manner that reasonably reflects the respective values of the Purchased Assets. Such allocation shall bind Seller, and all Tax returns and reports filed by Purchaser and Seller with respect to the transactions contemplated by this Agreement shall be consistent with such allocation.

(d)             Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and such other Taxes and recording, filing and other fees (including penalties and interest), if any, incurred in connection with this Agreement or as a result of the sale, transfer, assignment, and delivery of the Purchased Assets by Seller to Purchaser shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and if required by applicable law, Seller will join in the execution of any such tax returns and other documentation.

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6.                   Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at a time as the parties may agree, but in any event, no later than five business days after the date of the Sale Order. Closing shall take place at the offices of Seller's attorneys.

7.                   Deliveries at Closing.

(a)             At Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)              A Bill of Sale in the form attached to this Agreement as Exhibit B, duly executed by Seller.

(ii)             A copy of the Sale Order.

(iii)           An assignment and assumption agreement, in form and substance reasonably satisfactory to Purchaser and Seller, of Seller's and the Company's interest in the entities comprising Lot Six (the "Assignment and Assumption Agreement"). duly executed by Seller. By such agreement, Seller shall assign its interests in such entities to Purchaser, and Purchaser shall accept such assignment.

(iv)           Such other documents as may be reasonably required to effectuate the transactions contemplated by this Agreement.

(b)             At Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i)              The cash payment in accordance with Section 5(b).

(ii)             The Assignment and Assumption Agreement duly executed by Purchaser.

(iii)           Such other documents as may be reasonably required to effectuate the transactions contemplated by this Agreement.

8.                   Conditions to Obligations of Parties. The respective obligations of Seller on the one hand, and Purchaser, on the other hand, to close under this Agreement shall be subject to the satisfaction at or prior to Closing of the following conditions:

(a)             No Injunction. No preliminary or permanent injunction or other order or decree issued by any federal, state, local, municipal governmental or quasi-governmental authority or court shall be in effect or pending which delays, restrains, enjoins, reverses, modifies, or vacates the Sale Order, or otherwise prohibits the transactions contemplated by this Agreement.

(b)             Accuracy of Representations and Warranties. The representations and warranties of the other party to this Agreement contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing.

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(c)             Sale Order. The entry of the Sale Order by the Court (which has occurred prior to this date).

9.                   Representations and Warranties of Seller. As of Closing, Seller shall represent and warrant to Purchaser that the statements contained in this Section 9 are correct and complete.

(a)             Authority. Seller is the duly appointed receiver of the Company's assets and has the power to execute and deliver this Agreement and, subject to the Court's approval, to consummate the transactions provided for in this Agreement.

(b)             Title to the Purchased Assets. All of Seller's and the Company's rights, title and interests in the Purchased Assets, if any, shall be transferred to Purchaser, pursuant to the Sale Order, free and clear of all security interests, liens, claims, rights, causes of action and encumbrances.

(c)             Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and to general principles of equity.

10.                  Limitations on Representations and Warranties. Purchaser acknowledges and agrees the Purchased Assets are being conveyed "AS IS, WHERE IS." Except for the representations and warranties specifically contained in this Agreement, Seller and his agents, including without limitation the law firm of Mallery & Zimmerman, S.C. and the consulting firm of Wadsworth Whitestar Consultants, make no express or implied representations or warranties of any kind, including, without limitation, representations or warranties as to (a) warranties of title; (b) representations or warranties as to the value, condition, merchantability or fitness for a particular purpose of the Purchased Assets; (c) the income derived or potentially to be derived from the Purchased Assets or the Business, or the expenses incurred or potentially to be incurred in connection with the Purchased Assets or the Business; or (d) the compliance of the Assets or the Business with any laws, rules or regulations applicable to the Purchased Assets.

INFORMATION ABOUT THE PURCHASED ASSETS PROVIDED TO POTENTIAL PURCHASERS AT ANY TIME IS FOR INFORMATIONAL PURPOSES, AND SELLER AND HIS AGENTS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING SUCH INFORMATION.

Purchaser is solely relying on the due diligence performed by Purchaser and Purchaser's agents.

11.                  Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the statements contained in this Section 11 are correct and complete as of the date of this Agreement and shall be correct and complete as of Closing.

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(a)             Organization; Power. Purchaser is a corporation duly organized, validly existing and in current status under the laws of the State of Delaware and has the corporate power to own its property and carry on its business.

(b)             Authority. Purchaser has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions provided for in this Agreement. The execution and delivery of this Agreement by Purchaser and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate corporate action. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and shall not conflict with, or result in a breach of, or constitute a default under the terms or conditions of Purchaser's Articles of Incorporation or Bylaws, any court or administrative order or process to which Purchaser is a party, any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any statute or regulation of any governmental agency.

(c)             Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(d)             Third-Party Approvals. The execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated by this Agreement do not require any consents, waivers, authorizations, or approvals of, or filings with, any third-parties which have not been obtained by Purchaser.

12.                  Brokers. Each party represents and warrants to the other that there are no brokerage or finders' fees payable in connection with the transactions contemplated by this Agreement resulting from any actions taken by he or it, and each indemnifies, saves and holds each other harmless from and against claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by him or it.

13.                  Access; Copies. To the extent Purchaser purchases records (paper or electronic). Purchaser grants to Seller and Seller's representatives, from and after the date of Closing, upon prior reasonable notice from Seller to Purchaser, the right of access during normal business hours to any records related to the Purchased Assets or the Business to make photocopies of such records for Tax purposes or to be used in any legal proceedings. In lieu of such access, Purchaser shall make copies for Seller of any such records that Seller needs for such purposes provided that Seller can reasonably identify such records. To the extent necessary for any legal proceedings, Seller and his representatives shall be provided with original records.

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14.                  Sale Procedures. The Bid and Auction Terms and Procedures dated as of June 5, 2019 (Revised Pursuant to an Order of the Court dated July 16, 2019), are incorporated in this Agreement by reference.

15.                  Miscellaneous.

(a)             Specific Performance. In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable by a decree of specific performance. Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

(b)             Amendment and Severability. Except for amendments made during the Auction pursuant to the Bid and Auction Terms and Procedures dated as of June 5, 2019 (Revised Pursuant to an Order of the Court dated July 16, 2019), this Agreement may only be amended by a written agreement of Seller and Purchaser. If any provision, clause or part of this Agreement, or the application of any provision, clause or part of this Agreement under certain circumstances, is held by a court or other judicial or administrative body to be invalid or unenforceable, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected.

(c)             Waiver. The failure of Seller or Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted under this Agreement or the future performance of any such term, covenant or condition.

(d)             Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, emailed or sent, with fees prepaid, by a recognized overnight courier such as Federal Express or United Parcel Service. Any such notice shall be deemed given when delivered personally or emailed or, if sent by overnight courier, the day following deposit with the courier, addressed as follows:

If to Seller:

John M. Wirth

Mallery & Zimmerman, S.C.

731 North Jackson, Suite 900

Milwaukee, Wisconsin 53202-4697

jwirth@mzmilw.com

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If to Purchaser:

SPI Solar, Inc.

Attn: Xiaofeng Peng

4677 Old Ironsides Drive, Suite 190

Santa Clara, California 95054

denton.peng@spigroups.com

With a copy to:

Leonard G. Leverson

Leverson Lucey & Metz, S.C.

106 West Seeboth Street, Suite 204-1

Milwaukee, Wisconsin 53204

lgl@levmetz.com

or to such other address as Seller or Purchaser may designate by notice in writing to the other.

(e)             Benefit. This Agreement shall bind and inure to the benefit and burden of and shall be enforceable by Purchaser and Seller and their successors and permitted assigns. This Agreement may not be assigned by Seller or Purchaser without the written consent of the other.

(f)              Expenses. All expenses incurred by Seller or Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, legal and accounting fees, and any and all Taxes applicable to or arising out of such transactions shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense.

(g)             Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy, facsimile or in other electronic form shall be effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

(h)             Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms in this Agreement contained and to otherwise comply with the terms of this Agreement and to consummate the transactions contemplated by this Agreement.

(i)              Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(j)              No Strict Construction. The parties to this Agreement jointly participated in negotiating and drafting this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no rule of strict construction shall be applied against any party.

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(k)             Exclusive Jurisdiction; Waiver of Jury Trial. The Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or relate to, this Agreement, any breach or default hereunder, or the transactions contemplated by this Agreement. Any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Court, and the parties by this Agreement consent to and submit to the jurisdiction of the Court. THE PARTIES WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY DISPUTE ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT.

(1)              Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Wisconsin.

(m)             Personal Liability of Seller. The parties acknowledge that Seller is a party to this Agreement as a Chapter 128 receiver of the Company's assets and not in his personal capacity, and that Seller shall have no personal liability under this Agreement for anything he may in good faith do or omit to do in connection with this Agreement.

(n)             Interpretation. The Schedules and Exhibits referred to in this Agreement, and the Bid and Auction Terms and Procedures dated as of June 5, 2019 (Revised Pursuant to an Order of the Court dated July 16, 2019), shall be construed with and deemed an integral part of this Agreement. Notwithstanding any contrary provision of this Agreement, to the extent Seller has provided lists of Purchased Assets to Purchaser, those lists have been established based on the records of the Company. Seller has not reviewed such assets to determine if such assets actually exist, Purchaser has conducted its own due diligence, and this Agreement is not conditioned upon the actual existence of or title to such assets.

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Dated as of the date first set forth above.

PURCHASER:

SPI SOLAR, INC.

By:	/s/ Xiaofeng (Denton) Peng
Xiaofeng (Denton) Peng
Chief Executive Officer

SELLER:

/s/ John M. Wirth
John M. Wirth, as Receiver of the Assets of EnSync, Inc.

Attachments:

Exhibit A — Purchased Assets

Exhibit B — Bill of Sale

Exhibit C — Assignment of Interest in Patents and Trademarks

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EXHIBIT A

Purchased Assets

The Purchased Assets include the following:

LOT THREE (hard assets except in Madison, Wisconsin):

1.                  Except as described as part of in Lot Four, machinery and equipment, fixtures, improvements, spare parts, furniture, office equipment, computer equipment and hardware, fittings, tools, signage, maintenance equipment, sales and marketing materials, engineering prototypes, engineering evaluation parts, vehicles and other personal property of any kind or type that is used or held for use in connection with the Business, whether in Seller's possession or otherwise, and all rights to express or implied warranties and licenses received from manufacturers, sellers and suppliers of such personal property.

2.                  Except as described as part of Lot Four, the Company's inventory of raw materials, work in process and finished goods, as well as supplies, packaging, spare parts, janitorial and office supplies and other disposables.

Laptops and hard drives from the Company's computers in Menomonee Falls, Wisconsin shall not be included in Lot Three except to the extent Lot Three is included as part of Lot One.

Unless Purchaser reaches an accommodation with the Company's landlord, all of Lot Three shall be removed, at Purchaser's cost, from the Company's headquarters in Menomonee Falls, Wisconsin, within 15 business days of Closing, TIME BEING OF THE ESSENCE. Seller may supervise such removal. Purchaser shall not abandon any assets at the premises and shall leave the area in an orderly condition. Purchaser shall be liable for any damage to the premises caused by Purchaser or Purchaser's agents in removing the Purchased Assets.

LOT FIVE (subsidiaries):

All shares of stock, membership interests and partnership interests in any and all corporations, limited liability companies and partnerships owned by the Company.

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EXHIBIT B

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is acknowledged, the undersigned, JOHN M. WIRTH, AS RECEIVER OF THE ASSETS OF ENSYNC, INC. ("Seller"), conveys and assigns by this Bill of Sale to ____________________ ("Purchaser"), all rights, title and interests of Seller and EnSync, Inc. in and to the "Purchased Assets," as such term is defined and more particularly described in the Asset Purchase Agreement dated as of__________________________ , 2019 between Seller and Purchaser (the "Purchase Agreement").

The Purchased Assets are conveyed and assigned to Purchaser free and clear of all security interests, liens, claims, rights, causes of action and encumbrances, pursuant to the Order ___________ dated as of________________________ , 2019, entered by the Circuit Court for Waukesha County, Wisconsin, in Case No. 19CV556.

Other than warranties expressly set forth in the Purchase Agreement, the Seller's transfer of the Purchased Assets is AS IS, WHERE IS, WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

The provisions of this General Bill of Sale are subject, in all respects, to the terms and conditions of the Purchase Agreement.

Dated as of_____________ , 2019.

________________________________________

John M. Wirth, as Receiver of the Assets of EnSync, Inc.

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ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") is made as of June 31, 2019, by and between JOHN M. WIRTH, THE RECEIVER OF THE ASSETS OF ENSYNC, INC., a Wisconsin corporation ("Seller"), and SPI SOLAR, INC., a Delaware corporation ("Purchaser").

RECITALS

A.              As of this date, Seller is selling to Purchaser certain assets pursuant to an Asset Purchase Agreement dated as of July 31, 2019 between Seller and Purchaser (the "Purchase Agreement").

B.               The transactions described in the Purchase Agreement were approved by the Circuit Court for Waukesha County, Wisconsin, in a case styled In re EnSync, Inc., Case No. 19CV556, pursuant to an Order Approving Auction, Authorizing Sales of Assets and Authorizing Payment of Administrative Expenses dated as of July 17, 2019 (the "Sale Order").

C.               As a condition of closing the transactions described in the Purchase Agreement, Seller intends to assign to Purchaser and Purchaser intends to acquire all of Seller's right, title and interest in all shares of stock, membership interests and partnership interests in any and all corporations, limited liability companies and partnerships owned by EnSync, Inc. (collectively, the "Interests"). As understood by the parties, the entities in which the Interests represent capital shares are listed on the attached Exhibit A.

AGREEMENTS

In consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which Purchaser and Seller acknowledge, Purchaser and Seller agree:

1.                Assignment of the Interests. Seller assigns to Purchaser all of Seller's right, title and interest in and to the Interests. Purchaser accepts the foregoing assignment.

2.                No Warranties of Seller. Except as specifically set forth in the Purchase Agreement, Seller makes no warranties, representations or guarantees, either express or implied, of any kind, nature or type whatsoever, written or oral, regarding the Interests.

Purchaser accepts the Interests AS IS, WHERE IS, WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SELLER HAS NEITHER SOUGHT NOR OBTAINED THE CONSENT TO THIS AGREEMENT OR THE ASSIGNMENT CONTAINED IN THIS AGREEMENT FROM ANY SHAREHOLDER, MEMBER OR PARTNER WHO HAS ANY INTEREST IN ANY OF THE ENTITIES FOR WHICH THE INTERESTS REPRESENT CAPITAL SHARES. Accordingly, Purchaser accepts all risks of taking the assignment contained in this Agreement to the extent any such consent was a precondition of the assignment.

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3.                  Further Assurances. Seller shall reasonably cooperate with Purchaser to more fully effectuate the transactions contemplated by this Assignment, if necessary, provided that such cooperation is at no cost to Seller. Seller and Purchaser shall execute such other documents and to perform such other acts as may be necessary or desirable to effectuate this Agreement.

4.                  Authority of Seller. By making this Agreement, Seller is not acting personally but rather in his capacity under authority of the Order Appointing Receiver dated as of March 27, 2019, executed by the Honorable Michael 0. Bohren, Circuit Court Judge for Waukesha County, Wisconsin and the Sale Order. Seller's personal liability is limited as described in such orders.

5.                  Successors and Assigns. This Agreement shall bind and benefit Purchaser and Seller and their assigns and successors in interest or in title or in both.

6.                  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one in the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or facsimile or electronically shall be effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

7.                  Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Wisconsin.

Dated as of the date first set forth above.

SELLER:

/s/ John M. Wirth
John M. Wirth, as Receiver of the Assets of EnSync, Inc.

PURCHASER:

SPI SOLAR, INC.

By:	/s/ Xiaofeng (Denton) Peng
Xiaofeng (Denton) Peng
Chief Executive Officer

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EXHIBIT A

Entities

CleanSolar Power LLC
DCfusion LLC

EnSync Managed Services LLC

EnSync Pacific Energy LLC

EnSync Pacific Engineering LLC

Holu Energy LLC

ZBB Cayman Corporation

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